EXHIBIT 15.1
                                                                 ------------

                     [LETTERHEAD OF DELOITTE & TOUCHE, LLP]



May 27, 1999


Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, OK  74135


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the periods ended March 31, 1999, and 1998, as indicated in our report dated April 21, 1999, except for Note 8 as to which the date is April 29, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP


Tulsa, Oklahoma